                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                         FIRST REPUBLIC BANCORP, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

              [LOGO OF FIRST REPUBLIC BANCORP INC. APPEARS HERE]
                               388 MARKET STREET

                        SAN FRANCISCO, CALIFORNIA 94111

                                (415) 392-1400

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 30, 1996

TO THE STOCKHOLDERS OF FIRST REPUBLIC BANCORP INC.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Republic Bancorp Inc., a Delaware corporation ("First Republic"), will be held on Thursday, May 30, 1996, at 10:00 AM Pacific Time, at The Bankers Club, 555 California Street, 52nd Floor, San Francisco, CA 94104 for the following purposes:

  1. To elect three directors to First Republic's Board of Directors, each to hold office for a three year term; and

  2. To approve the grant of stock options for an aggregate of 97,500 shares of First Republic's Common Stock to the thirteen non-employee directors of the Company and its subsidiaries; and

  3. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of First Republic and its subsidiaries for the year ending December 31, 1996; and

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record on April 18, 1996, shall be entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ James H. Herbert, II

                                          James H. Herbert, II, President

San Francisco, California

April 26, 1996

  EACH STOCKHOLDER IS CORDIALLY INVITED TO ATTEND AND TO VOTE AT THE ANNUAL MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                          FIRST REPUBLIC BANCORP INC.
                               388 MARKET STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                (415) 392-1400

                               ----------------

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 30, 1996

                               ----------------

  This Proxy Statement refers to proxies solicited by the Board of Directors of First Republic Bancorp Inc., a Delaware corporation ("First Republic" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 30, 1996, at 10:00 AM Pacific Time, at The Bankers Club, 555 California Street, 52nd Floor, San Francisco, CA 94104, and at any adjournments or postponements thereof (the "Meeting"), for the purpose of considering and acting upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying Form of Proxy are first being mailed to stockholders on or about April 29, 1996.

  The close of business on April 18, 1996 (the "Record Date"), has been designated as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. As of April 18, 1996, 7,350,113 shares of First Republic's Common Stock, par value $.01 per share (the "Common Stock"), were outstanding and entitled to vote.

  Stockholders will be entitled to one vote for each share of Common Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders at the Meeting.

  All shares represented by properly executed, unrevoked proxies received in time for the Meeting will be voted in accordance with instructions specified therein. In the absence of appropriate instructions to the contrary, shares represented by executed proxies will be voted in favor of the election of the nominees to the Board of Directors specified herein, in favor of the grant of stock options for an aggregate of 97,500 shares of First Republic's Common Stock to the thirteen non-employee directors of the Company and its subsidiaries, in favor of ratification of the selection of KPMG Peat Marwick LLP as the independent auditors of First Republic for the fiscal year ending December 31, 1996 and in accordance with the best judgment of the proxy holders with respect to any other matters which may properly come before the 1996 Annual Meeting. Any proxy may be revoked at any time prior to being voted by filing a written notice of revocation with the Secretary of First Republic, by presentation of a proxy of later date or by voting at the Meeting in person. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be treated as having voted for purposes of determining the outcome of a vote. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote, assuming the presence of a quorum, and approval of the grant of stock options to the Company's non-employee directors and of independent auditors requires a majority of the votes of the shares present in person or represented by proxy and entitled to vote, assuming the presence of a quorum.

  The cost of soliciting proxies will be paid by First Republic. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of the Common Stock, and such persons will be reimbursed for their reasonable expenses. Proxies may be solicited by directors, officers and regular employees of First Republic in person, by telephone or by telegraph for which such persons will receive no special compensation.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of the Common Stock as of April 18, 1996 by (i) each person known to First Republic to own more than five percent of the outstanding shares of the Common Stock, (ii) each member of the Board of Directors and each executive officer named in the Summary Compensation Table, and (iii) all directors and officers of First Republic as a group. The number of outstanding shares of Common Stock, as of April 18, 1996, was 7,350,113.

    BENEFICIAL OWNER      SHARES OWNED(1)(2) PERCENT OF CLASS
    ----------------      ------------------ ----------------
James H. Herbert, II(3).        706,674             9.0%
Katherine August-
 deWilde(3).............        287,131             3.8%
Barrant V. Merrill(3)...        129,603             1.8%
Willis H. Newton, Jr....         98,863             1.3%
Linda G. Moulds.........         80,738             1.1%
Kenneth W. Dougherty(3).         70,636             1.0%
James F. Joy(3).........         60,611             0.8%
Frank J. Fahrenkopf,
 Jr.....................         58,005             0.8%
L. Martin Gibbs.........         52,040             0.7%
Richard Cox-Johnson(3)..         45,414             0.6%
Roger O. Walther(3).....         45,193             0.6%
John F. Mangan..........         20,908             0.3%
All Directors and
Officers as a
Group (Currently 15
persons)................      1,700,030            19.9%
Wellington Management           997,301            13.6%
Company(4)..............
75 State Street
Boston, MA 02109
Tiger Management                748,180            10.2%
Corporation and.........
Affiliates(5)
101 Park Avenue
New York, NY 10178
T. Rowe Price                   621,810             8.2%
Associates, Inc.(6).....
100 E. Pratt Street
Baltimore, MD 21202
Includes:...............        585,862             7.7%
T. Rowe Price Small Cap
Value Fund, Inc.(7)
100 E. Pratt Street
Baltimore, MD 21202
Dimensional Fund                567,326             7.7%
Advisors Inc.(8)........
1299 Ocean Avenue, 11th
Floor
Santa Monica, CA 90401
Pecks Management                422,458             5.4%
Partners Ltd.(9)........
One Rockefeller Plaza
New York, NY 10020
First Financial Fund,           407,000             5.5%
Inc.(10)................
One Seaport Plaza, 25th
Floor
New York, NY 10292
Liberty Investment              380,571             5.2%
Management(11)..........
2502 Rock Point Drive,
Suite 500
Tampa, FL 33607

- --------
 (1) All shares of Common Stock not outstanding but which may be acquired by a stockholder listed in the previous table within 60 days of the Record Date by the exercise of any stock option or any other right, or by the conversion of First Republic's 7 1/4% Convertible Subordinated Debentures, due 2002 (the "7 1/4% Debentures"), are deemed to be outstanding for the purposes of calculating beneficial ownership and computing the percentage of the class beneficially owned by such stockholder, but not by any other stockholder. Except as otherwise noted, each stockholder has sole voting and sole dispositive power with respect to such stockholder's shares of Common Stock. Included in the previous table are shares of Common Stock subject to outstanding stock options that are deemed to be beneficially owned by the holders thereof as follows: Mr. Herbert--525,474 shares; Ms. August-deWilde--223,911 shares; Mr. Newton--84,075 shares; Ms. Moulds--63,593 shares; Mr. Mangan--20,908 shares; all other directors--36,821 shares each; all directors and officers as a group--1,201,154 shares. Also included in the above table are shares of Common Stock issuable upon conversion of the 7 1/4% Debentures that are deemed to be owned by the holders thereof as follows:
     Ms. August-deWilde--4,388 shares; and Mr. Herbert--4,024 shares.

 (2) Based solely on its review of the copies of reports of ownership and changes in ownership provided to First Republic by certain reporting persons pursuant to Section 16(a) of the Securities Exchange Act of 1934, or written representations from certain reporting persons, First Republic believes that during the 1995 fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that one report by Ms. August-deWilde indicating the gift in December 1995 of 1,000 shares to her children and 741 shares to charity was not filed until February 1996 and one report by Mr. Joy indicating the sale in December 1995 of 392 shares by one of his children was not filed until April 1996.
 (3) Includes shares attributed to: Mr. Herbert from his children (13,234 shares); Ms. August-deWilde from (i) her spouse (5,713 shares) and (ii) her children (1,400 shares); Mr. Merrill from (i) his wife (43,761 shares), (ii) his children (3,713 shares), and (iii) a trust for his wife (8,487 shares); Mr. Dougherty from his wife and children (9,282 shares); Mr. Joy from his wife and children (24,182 shares); Mr. Cox-Johnson from a family trust (3,289 shares); and Mr. Walther from his wife (3,312 shares).
 (4) Based on Amendment No. 1 to Schedule 13G dated January 30, 1996 which indicates that Wellington Management Company has sole voting power over no shares, shared voting power over 284,047 shares, sole dispositive power over no shares and shared dispositive power over 997,301 shares. Included in the shares reported are 407,000 shares with respect to which First Financial Fund, Inc. is also deemed to be a beneficial owner. See
     Note 10 below.
 (5) Based on Amendment No. 4 to Schedule 13G dated February 12, 1996 which indicates that Tiger Management Corporation and its affiliates have sole voting power over no shares, shared voting power over 748,180 shares, sole dispositive power over no shares and shared dispositive power over 748,180 shares.
 (6) Based on Schedule 13G dated February 14, 1996 which indicates that T. Rowe Price Associates, Inc. has sole voting power over 21,448 shares, shared voting power over no shares, sole dispositive power over 621,810 shares and shared dispositive power over no shares. Included in the shares reported for T. Rowe Price Associates are 279,310 shares which may be acquired upon conversion of the 7 1/4% Debentures. Also included in the shares reported are 585,862 shares with respect to which T. Rowe Price Small Cap Value Fund, Inc. is also deemed to be a beneficial owner. See Note 7 below.
 (7) Based on Schedule 13G dated February 14, 1996 which indicates that T. Rowe Price Small Cap Value Fund, Inc. has sole voting power over 585,862 shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over no shares. T. Rowe Price Associates, Inc. is also deemed to be a beneficial owner of these shares. See Note 6 above. Included in the shares reported for T. Rowe Price Small Cap Value Fund are 275,862 shares that may be acquired upon conversion of the 7 1/4% Debentures.
 (8) Based on Amendment No. 2 to Schedule 13G dated February 7, 1996 which indicates that Dimensional Fund Advisors Inc. ("Dimensional") has sole voting power over 370,167 shares, shared voting power over no shares, sole dispositive power over 567,326 shares and shared dispositive power over no shares. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 567,326 shares, all of which shares are held in portfolios of (i) DFA Investment Dimensions Group Inc., a registered open-end investment company, (ii) the DFA Investment Trust Company, a Delaware business trust, or (iii) the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans (all of which Dimensional serves as investment manager). Dimensional disclaims beneficial ownership of all such shares.
 (9) Based on Schedule 13G dated February 1, 1996, the 422,458 shares reported for Pecks Management Partners Ltd. are shares that may be acquired upon conversion of the 7 1/4% Debentures.

(10) Based on Schedule 13G dated February 7, 1996 which indicates that First Financial Fund, Inc. has sole voting power over 407,000 shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over 407,000 shares. Wellington Management Company is also deemed to be a beneficial owner of these shares. See Note 4 above.
(11) Based on Schedule 13G dated January 31, 1996 which indicates that Liberty Investment Management has sole voting power over 380,571 shares, shared voting power over no shares, sole dispositive power over 380,571 shares and shared dispositive power over no shares.

PROPOSAL 1.--ELECTION OF DIRECTORS

  First Republic's Board of Directors consists of ten directors. The directors of First Republic serve three-year terms which are staggered to provide for the election of approximately one-third of the Board members each year. At the Meeting, three directors will stand for reelection.

INFORMATION CONCERNING NOMINEES

  The three persons named below are the Company's nominees for election to the Board of Directors. They are nominated to be Class II directors with terms expiring in 1999.

                         DIRECTOR
      NAME AND AGE        SINCE            PRINCIPAL BUSINESS EXPERIENCE
      ------------       --------          -----------------------------
Richard M. Cox-Johnson     1986   Director. Mr. Cox-Johnson is a director of
   61                             Premier Consolidated Oilfields PLC. Graduate of
                                  Oxford University, 1955.
Kenneth W. Dougherty       1985   Director. Mr. Dougherty is an investor and was
   69                             previously President of Gill & Duffus
                                  International Inc. and Farr Man & Co. Inc.,
                                  international commodity trading companies. B.A.,
                                  1948, University of Pennsylvania.
Frank J. Fahrenkopf, Jr.   1985   Director. Mr. Fahrenkopf is President and CEO of
   56                             the American Gaming Association. Previously, he
                                  was a partner in the law firm of Hogan &
                                  Hartson. From January 1983 until January 1989,
                                  he was Chairman of the Republican National
                                  Committee. B.A., 1962, University of Nevada-
                                  Reno; L.L.B., 1965, University of California-
                                  Berkeley.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS.
         COX-JOHNSON, DOUGHERTY AND FAHRENKOPF AS CLASS II DIRECTORS.

INFORMATION CONCERNING OTHER DIRECTORS

  The following table sets forth the name of each of the remaining directors of First Republic (other than those identified under "Election of Directors") and certain pertinent information about them.

                         DIRECTOR
      NAME AND AGE        SINCE            PRINCIPAL BUSINESS EXPERIENCE
      ------------       --------          -----------------------------
Roger O. Walther           1985   Chairman of the Board of Directors. Mr. Walther
   60                             is Chairman and Chief Executive Officer of ELS
                                  Educational Services, Inc., the largest teacher
                                  of English as a second language in the United
                                  States. Formerly, he served as Chairman of San
                                  Bancorp. He is a director of Charles Schwab &
                                  Co., Inc. B.S., 1958, United States Coast Guard
                                  Academy; M.B.A., 1961, Wharton School,
                                  University of Pennsylvania; and member of the
                                  Graduate Executive Board of the Wharton School.
James H. Herbert, II       1985   President, Chief Executive Officer and Director.
   51                             From 1980 to July 1985, Mr. Herbert was
                                  President, Chief Executive Officer and a
                                  director of San Francisco Bancorp. He is a past
                                  President, and currently a Director of the
                                  California Association of Thrift & Loan
                                  Companies, and is on the California Commissioner
                                  of Corporations' Industrial Loan Law Advisory
                                  Committee. B.S., 1966, Babson College; M.B.A.,
                                  1969, New York University; and a member of The
                                  Babson Corporation.
Katherine August-deWilde   1988   Executive Vice President and Director. Ms.
   48                             August-deWilde served as Chief Financial Officer
                                  of First Republic from July 1985 until August
                                  1988. Previously, Ms. August-deWilde served as
                                  Senior Vice President and Chief Financial
                                  Officer at PMI Mortgage Insurance Co. A.B.,
                                  1969, Goucher College; M.B.A., 1975 Stanford
                                  University.
L. Martin Gibbs, Esq.      1985   Director. Mr. Gibbs is a partner with the law
   58                             firm of Rogers & Wells, counsel to the Company.
                                  B.A., 1959, Brown University; J.D., 1962,
                                  Columbia University.
James F. Joy               1985   Director. Mr. Joy is Director--European Business
   58                             Development for CVC Capital Partners Europe
                                  Limited and a non-executive director of Sylvania
                                  Lighting International. B.S., 1959 and B.S.E.E.,
                                  1960, Trinity College; M.B.A., 1964, NewYork
                                  University.
John F. Mangan             1985   Director. Mr. Mangan is an investor and was
   59                             previously President of Prudential-Bache Capital
                                  Partners, Inc., and a Managing Director of
                                  Prudential-Bache Securities, Inc. Prior to that,
                                  he was the Managing General Partner of Rose
                                  Investment Company, a venture capital
                                  partnership. B.A., 1959, University of
                                  Pennsylvania.
Barrant V. Merrill         1985   Director. Mr. Merrill is an investor. He is the
   65                             Managing Partner of Sun Valley Partners.
                                  Previously, he was General Partner of Dakota
                                  Partners and of Galena Partners, and Chairman of
                                  Pershing & Co., Inc., a division of Donaldson,
                                  Lufkin & Jenrette. B.A., 1953, Cornell
                                  University.

MEETINGS AND ORGANIZATION

  During the fiscal year ended December 31, 1995, the Board of Directors held four regularly scheduled meetings, acted by telephonic board meeting two times and took one action by unanimous written consent. All directors of First Republic attended at least 75% of the meetings of the Board of Directors and committees on which they served during such fiscal year, except Messrs. Cox-Johnson, Fahrenkopf, and Joy who each missed one regular and one telephonic meeting of the full Board.

COMMITTEES OF THE BOARD OF DIRECTORS

  Executive Committee. The primary responsibilities of the Executive Committee are to advise the Company's management on matters when the full Board of Directors is unavailable or to conduct business as specifically designated by the full Board. The members of the Executive Committee are Ms. August-deWilde and Messrs. Herbert, Merrill and Walther.

  Compensation Committee. The primary responsibilities of the Compensation Committee are to establish and review the compensation, both direct and indirect, to be paid to First Republic's executive officers and other members of management; to review and submit to the Board of Directors its recommendations with respect to executive compensation plans; to establish and review periodically First Republic's policies relating to executive perquisites; and to oversee First Republic's employee benefit plans. The members of the Compensation Committee are Messrs. Gibbs, Joy, Merrill and Walther.

  Audit Committee. The primary responsibilities of the Audit Committee are to recommend to the Board of Directors a firm of independent certified public accountants to conduct the annual audit of First Republic's books and records; to review with such accounting firm the scope and results of the annual audit; to review the performance by such independent accountants of professional services in addition to those which are audit related; and to consult with the internal and independent auditors with regard to the adequacy of First Republic's systems of internal controls. The members of the Company's Audit Committee are Messrs. Merrill and Walther.

  During the last fiscal year, there were no meetings of the Executive Committee; one meeting of the Compensation Committee and one action taken by unanimous written consent; and there were two regular meetings and four telephonic meetings of the Audit Committee.

PROPOSAL 2.--APPROVAL OF THE GRANT OF STOCK OPTIONS FOR AN AGGREGATE OF 97,500
   SHARES OF FIRST REPUBLIC'S COMMON STOCK TO THE THIRTEEN NON-EMPLOYEE DIRECTORS OF THE COMPANY AND ITS SUBSIDIARIES

  On April 26, 1996, the Board of Directors of First Republic approved the grant of stock options for an aggregate of 97,500 shares of First Republic's Common Stock to the eight non-employee directors of the Company and the five non-employee directors of the Company's subsidiaries, contingent upon approval by the Company's stockholders (the "Contingent Directors' Options") (See "Executive Compensation--Compensation of Directors"). The options provide that they are not exercisable until and unless the Company's stockholders have voted to approve the grant of the options. Each such non-employee director was granted options for 7,500 shares of Common Stock, exercisable for ten years from the date of grant at an exercise price of $15.50 per share, which exceeded the closing price of the Common Stock as reported on the New York Stock Exchange on the date of grant by $0.25. On April 26, 1996, the Company's Common Stock closed at $15.25.

  The Contingent Directors' Options are "Non-Qualified Stock Options" within the meaning of the Internal Revenue Code of 1986 (the "Code"). Stock acquired upon exercise of the Contingent Directors' Options will be treated as ordinary income to the directors as of the date of purchase to the extent that the fair market value of the stock exceeds the exercise price of the option. The Company is entitled to a corresponding deduction for the amount taxed as ordinary income to the director. The Contingent Directors' Options provide that, upon exercise, the optionee is entitled to receive a payment equal to the tax benefit available to the Company, if any, as a result of the tax deduction allowed to the Company in the year the options are exercised.

  The exercise price of the options is payable in cash or by certified or official bank check in full at the time of exercise. The options are non-transferable, other than by will or the laws of descent and distribution.

  The Contingent Directors' Options terminate on the earlier of (i) April 26, 2006, (ii) the death of the optionee, (iii) twelve months following the termination of the optionee's service as a director by reason of disability,
(iv) immediately upon the termination of the optionee as a director for cause, or (v) six months following the resignation of the optionee or after expiration of his term as a director if he does not stand for reelection.

  The following table sets forth certain information concerning the options granted to each nominee for director and to all non-employee directors of the Company and its subsidiaries as a group.

                            NEW PLAN BENEFITS

                                                               DOLLAR   NUMBER
      NAME AND POSITION                                       VALUE(1) OF UNITS
      -----------------                                       -------- --------
      Richard M. Cox-Johnson.................................   $--      7,500
      Kenneth W. Dougherty...................................   $--      7,500
      Frank J. Fahrenkopf, Jr. ..............................   $--      7,500
      All non-employee directors of the Company and its
       subsidiaries(2).......................................   $--     97,500

- --------

(1) On April 26, 1996, the closing price of the Company's Common Stock on the New York Stock Exchange was $15.25 per share which is below the exercise price of the options ($15.50 per share).

(2) In addition to the non-employee directors of the Company named herein, Contingent Directors' Options are granted to the following individuals who are non-employee directors of the Company's subsidiaries: James P. Conn, 7,500 shares; Thomas A. Cunningham, 7,500 shares; Jerry Lykins, 7,500 shares; Stuart J. Mason, 7,500 shares; and Kent R. Willson, 7,500 shares.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE
       GRANT OF STOCK OPTIONS FOR AN AGGREGATE OF 97,500 SHARES OF FIRST REPUBLIC'S COMMON STOCK TO THE THIRTEEN NON-EMPLOYEE DIRECTORS OF THE
                      COMPANY AND ITS SUBSIDIARIES.

PROPOSAL 3.--APPROVAL OF SELECTION OF AUDITORS

  A resolution will be presented at the Meeting to ratify the Board of Directors' appointment of KPMG Peat Marwick LLP as independent auditors to audit the Company's financial statements for the year ending December 31, 1996. KPMG Peat Marwick LLP has audited the Company's financial statements for each year since 1989.

  During 1996, First Republic made no changes in, and had no disagreements with, its independent auditors on accounting and financial disclosure. A representative of First Republic's independent auditors is expected to be present at the meeting, and will have the opportunity to make a statement if he desires to do so. It is expected that such representative will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF
                          THE SELECTION OF AUDITORS.

                            EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  Each non-employee director of the Company receives a fee for each regularly scheduled meeting of the Board of Directors that he attends, except that First Republic pays Mr. Walther, who does not receive a fee per board meeting attended, a consulting fee for his services in marketing First Republic's banking services, including its deposit gathering and loan programs, and for his consulting services with respect to the management, administration, operations and financing of First Republic. Non-employee directors received $1,500 per meeting attended in 1995. For 1995, Mr. Walther received a consulting fee of $5,417 per month. The members of the Board of Directors are also reimbursed for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy. In the fiscal year ended

December 31, 1995, the Board of Directors held four regularly scheduled meetings and the total cash compensation paid to non-employee directors was $116,000, including $65,000 of consulting fees paid to Mr. Walther.

  In lieu of paying higher cash directors' fees to its non-employee directors, to more closely match their long term interests with those of other stockholders, and to properly compensate for the responsibilities and risk, both business and regulatory, of being on the board of a holding company of a federally insured institution, First Republic has from time to time granted stock options to each non-employee director of the Company. During 1995, there were no stock options granted to such directors.

  The Company's Board of Directors approved the grant of options covering 7,500 shares to each non-employee director of the Company and its subsidiaries on April 26, 1996 at an exercise price per share of $15.50, $0.25 above the fair market value (closing price) of such Common Stock at the date of grant. The options on the shares granted in April 1996 are not exercisable unless and until they have been approved by the Company's stockholders, and are described in more detail above in connection with Proposal No. 2.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows for the fiscal years ending December 31, 1995, 1994, and 1993, certain compensation paid by the Company, including salary, bonuses, stock options, and certain other compensation, to its Chief Executive Officer and its three other most highly compensated executive officers for the fiscal year ended December 31, 1995:

                          SUMMARY COMPENSATION TABLE

                                                           LONG TERM
                                                          COMPENSATION
                                                               ON
                                  ANNUAL COMPENSATION        AWARDS
                               -------------------------- ------------
                                                           OPTIONS BY  ALL OTHER
                                              PERFORMANCE  NUMBER OF    COMPEN-
  NAME & PRINCIPAL POSITION    YEAR SALARY(1)  BONUS(2)    SHARES(3)   SATION(4)
  -------------------------    ---- --------- ----------- ------------ ---------
James H. Herbert, II.........  1995 $379,500        --      170,000     $28,119
President and Chief Executive  1994 $379,500   $290,686         --      $25,294
Officer                        1993 $345,000   $410,220         --      $32,494
Katherine August-deWilde.....  1995 $192,500        --       75,000     $28,119
Executive Vice President       1994 $192,500   $147,448         --      $25,294
                               1993 $175,000   $208,080         --      $32,494
Willis H. Newton, Jr.........  1995 $159,500        --       45,000     $28,119
Senior Vice President and      1994 $159,500   $122,129         --      $25,294
Chief Financial Officer        1993 $145,000   $172,850         --      $32,494
Linda G. Moulds..............  1995 $101,200        --       25,000     $22,628
Vice President, Controller     1994 $101,200   $ 77,487         --      $25,294
and Secretary                  1993 $ 92,000   $109,350         --      $31,094

- --------
(1) Includes amounts earned but deferred into the Company's 401(k) plan at the election of the executive.
(2) Under the Company's Executive Performance Bonus Pool Program, senior executives share, in proportion to their relative base salary levels, in the performance bonus pool which is equal to 5% of the Company's earnings before taxes and bonuses. In 1995, no bonus was paid because the Company's pre-tax, pre-bonus earnings did not exceed a specified minimum threshold primarily as a result of the lingering adverse effects of the January 1994 Northridge earthquake. Amounts earned as performance bonuses in 1994 were reduced approximately 30% from the level earned in 1993 because the Company's earnings were lower. See "Compensation Committee Report to Stockholders--The Executive Performance Bonus Pool Program."

(3) Options by Number of Shares for 1995 represents the maximum total number of shares as to which the named optionees were granted 1995 Performance-Based Contingent Stock Options during 1995, including all shares that vest only if the Company achieves the performance levels specified in those options. Fully 80% of such 1995 option grants have not vested as of March 31, 1996. See "Option Grants in Last Fiscal Year," below and "Compensation Committee Report to Stockholders--Long Term Incentives."
(4) Consists of the Company's matching payments under its 401(k) plan and the dollar value at year end of shares earned under the Company's Employee Stock Ownership Plan ("ESOP"). The amounts under these two plans in 1995 were $7,500 and $20,619, respectively, for each of Mr. Herbert, Ms. August-deWilde, and Mr. Newton; and $6,038 and $16,590 for Ms. Moulds. The amounts under these two plans in 1994 were $7,500 and $17,794, respectively for each of Mr. Herbert, Ms. August-deWilde, Mr. Newton, and Ms. Moulds. The amounts under these two plans in 1993 were $8,994 and $21,680, respectively for each of Mr. Herbert, Ms. August-deWilde, and Mr. Newton; and $8,994 and $19,400, for Ms. Moulds.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table shows for the fiscal year ended December 31, 1995, certain information regarding options granted to each executive officer named in the Summary Compensation Table:

                                 INDIVIDUAL GRANTS
                         ---------------------------------
                                     % OF TOTAL
                          OPTIONS     OPTIONS
                         GRANTED BY  GRANTED TO  EXERCISE
                         NUMBER OF  EMPLOYEES IN PRICE PER                    GRANT DATE
                         SHARES(1)  FISCAL YEAR  SHARE(2)   EXPIRATION DATE  VALUATION(3)
                         ---------- ------------ --------- ----------------- ------------
James H. Herbert, II....  170,000        46%      $13.125  December 31, 2005  $1,156,000
Katherine August-
 deWilde................   75,000        20%      $13.125  December 31, 2005  $  510,000
Willis H. Newton, Jr....   45,000        12%      $13.125  December 31, 2005  $  306,000
Linda G. Moulds.........   25,000         7%      $13.125  December 31, 2005  $  170,000

- --------
(1) The stock options reflected in the table are all 1995 Performance-Based Contingent Stock Options granted on December 31, 1995. Of such options, only 20% vested upon grant, while the remaining 80% may vest subject to the future achievement of annual after-tax growth in the Company's tangible book value per share of approximately 11% or better compounded annually over the next three years. Based on actual tangible book value per share of $14.76 at December 31, 1995, the minimum target amounts for additional vesting are $16.38 at December 31, 1996, $18.19 at December 31, 1997, and $20.19 at December 31, 1998. Each of the target amounts is subject to adjustment to eliminate the dilutive effect to book value per share that would result from the conversion of the 7 1/4% Debentures. Prorata vesting of such shares occurs each year that the minimum target amount for tangible book value per share for that year is achieved. If the annual target amount is achieved or surpassed, option shares vest at a pro-rata amount based upon the percentage increase achieved toward the final target amount. Any option shares that have not vested in a prior year may vest in a subsequent year if, on or prior to December 31, 1998, the cumulative targeted amount for that subsequent year is achieved or surpassed. Further, all such options vest at any time within ten years from the date of grant, regardless of whether the target amounts have been met, upon the occurrence of certain events relating to extraordinary transactions, including a merger or consolidation of the Company, a sale, lease, exchange or other disposition of all or substantially all of the assets of the company, a liquidation or dissolution of the Company, or the acquisition of, or offer for, 25% or more of the Company's issued and outstanding Common Stock by any person or group. Each 1995 Performance-Based Contingent Stock Option provides that, upon exercise, the optionee is entitled to receive a payment equal to the tax benefit available to the Company as a result of the tax deduction allowed to the Company in the year the option is exercised.

  The options granted to Ms. August-deWilde, Mr. Newton and Ms. Moulds require that the purchase price be paid in cash or by check at the time of exercise. Under the terms of the options granted to Mr. Herbert, he may pay the purchase price of any shares as to which the option is exercised by delivery of cash or a check for the aggregate par value of the shares purchased and by delivery of a promissory note for the balance of the purchase price. Principal and interest on the promissory note would be payable ten years from the date it is made. The note could be prepaid at any time. The rate of interest would be the minimum rate established by the Internal Revenue Service to provide that there is "adequate stated interest" in accordance with the Internal Revenue Code for similar maturity notes.
(2) Reflects the closing price of the Common Stock on December 29, 1995, the last business day of the year.
(3) The "Grant Date Valuation" is based on the Black-Scholes option pricing model for options that are immediately exercisable in full at the date of grant, which is not true in this case, and are not contingent upon Company performance in any manner, whereas due to the performance-vesting provisions of the Company's 1995 Performance-Based Contingent Stock Options, the actual value of the 1995 Performance-Based Contingent Stock Options to the named executive officers depends upon the achievement of targeted increases in the Company's book value per share. In order for one of the named executive officers to realize the estimated grant date valuation set forth above, the Company's Common Stock price would need to be $19.93 at the date of exercise of all 1995 Performance-Based Contingent Stock Options. The Black-Scholes model provides a theoretical value for stock options. The amount realized from a stock option ultimately depends on the market value of the Common Stock at a future date.

OPTION EXERCISES AND YEAR-END VALUES

  None of the executive officers named in the Summary Compensation Table exercised any stock options during the year ended December 31, 1995. The following table presents information concerning options held at December 31, 1995 by such named executive officers.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                         NUMBER OF     VALUE OF UNEXERCISED
                                                        UNEXERCISED        IN-THE-MONEY
                                                         OPTIONS AT     OPTIONS AT FISCAL
                                                      FISCAL YEAR-END      YEAR-END($)
                         SHARES ACQUIRED    VALUE       EXERCISABLE/       EXERCISABLE/
          NAME           ON EXERCISE (#) REALIZED ($) UNEXERCISABLE(1) UNEXERCISABLE(1)(2)
          ----           --------------- ------------ ---------------- --------------------
James H. Herbert, II....       --            --       525,474/193,541     $1,643,823/$--
Katherine August-
 deWilde................       --            --        223,911/84,486     $  611,182/$--
Willis H. Newton, Jr....       --            --         84,075/45,795     $  157,026/$--
Linda G. Moulds.........       --            --         63,593/26,121     $  166,040/$--

- --------
(1) The only unexercisable options outstanding at December 31, 1995 were the unvested 1995 Performance-Based Contingent Stock Options discussed above and certain 1992 Performance-Based Contingent Stock Options discussed below under "Compensation Committee Report to Stockholders--Long Term Incentives." At December 31, 1995, the exercise price of the unexercisable options all equaled or exceeded the closing price of the Company's Common Stock on that date and thus had no current value.
(2) Based upon fair market value of the Company's Common Stock at December 31, 1995.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

  The following performance graph depicts the value of investment (change in the stock price plus reinvested dividends) for each monthly period from January 1, 1991 to December 31, 1995 for the Company, the S&P 500 and a group of peer institutions whose investment has been weighted based on market capitalization (price times shares outstanding). Companies in the peer group are as follows: Bay View Capital Corp., California Financial Holding Corp., Citadel Holding Corp., Coast Savings Financial, Inc., Downey Savings & Loan Association, FirstFed Financial Corp., SFFed Corp., and Westcorp, Inc. These companies are publicly traded holding companies of California-based savings and loan institutions and have been selected by senior management, with assistance from an independent party, based on similarities in geographic location, asset size and type of business activity. The stock performance graph assumes $100 invested on January 1, 1991 in First Republic Common Stock, the S&P 500 and the group of peer institutions. There has been no change in either index used in this graph from those presented in the Company's proxy statements for 1995, 1994 or 1993.

  The historical stock prices shown in the graph are not necessarily indicative of future price performance.

                   COMPARISON OF CUMULATIVE TOTAL RETURN
            AMONG FIRST REPUBLIC, S&P 500 INDEX AND INDUSTRY GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period             FIRST          S&P         INDUSTRY
(Fiscal Year Covered)        REPUBLIC       500 INDEX       GROUP
- -------------------          ----------     ---------     ----------
Measurement Pt- 12/90         $100.00        $100.00      $100.00
FYE   1/91                    $155.54        $104.36      $108.22
FYE   2/91                    $183.30        $111.82      $132.18
FYE   3/91                    $194.43        $114.53      $137.07
FYE   4/91                    $238.86        $114.80      $144.46
FYE   5/91                    $255.53        $119.75      $156.13
FYE   6/91                    $283.31        $114.26      $141.75
FYE   7/91                    $291.66        $119.59      $159.51
FYE   8/91                    $302.78        $122.42      $169.35
FYE   9/91                    $297.21        $120.38      $168.68
FYE  10/91                    $302.76        $121.99      $154.36
FYE  11/91                    $283.33        $117.08      $122.99
FYE  12/91                    $400.00        $130.47      $154.16
FYE   1/92                    $350.00        $128.04      $159.61
FYE   2/92                    $361.09        $129.70      $178.42
FYE   3/92                    $377.78        $127.17      $174.78
FYE   4/92                    $338.90        $130.91      $167.91
FYE   5/92                    $325.01        $131.55      $175.93
FYE   6/92                    $319.45        $129.59      $167.40
FYE   7/92                    $341.65        $134.89      $160.89
FYE   8/92                    $300.00        $132.12      $140.18
FYE   9/92                    $277.77        $133.68      $124.82
FYE  10/92                    $244.47        $134.14      $129.55
FYE  11/92                    $261.14        $138.70      $140.12
FYE  12/92                    $252.79        $140.41      $155.14
FYE   1/93                    $283.35        $141.58      $186.92
FYE   2/93                    $309.02        $143.51      $195.79
FYE   3/93                    $297.55        $146.54      $195.34
FYE   4/93                    $271.82        $143.00      $166.33
FYE   5/93                    $286.14        $146.82      $167.96
FYE   6/93                    $297.59        $147.25      $172.40
FYE   7/93                    $294.73        $146.66      $180.55
FYE   8/93                    $311.88        $152.22      $195.63
FYE   9/93                    $374.82        $151.06      $208.83
FYE  10/93                    $351.92        $154.18      $205.60
FYE  11/93                    $331.89        $152.71      $181.50
FYE  12/93                    $326.15        $154.56      $181.90
FYE   1/94                    $357.63        $159.81      $174.68
FYE   2/94                    $374.26        $155.48      $171.62
FYE   3/94                    $344.80        $148.70      $162.92
FYE   4/94                    $309.43        $150.60      $169.28
FYE   5/94                    $327.09        $153.08      $185.07
FYE   6/94                    $341.85        $149.32      $194.08
FYE   7/94                    $324.17        $154.23      $190.49
FYE   8/94                    $344.79        $160.55      $196.19
FYE   9/94                    $315.31        $156.63      $191.30
FYE  10/94                    $294.69        $160.14      $172.29
FYE  11/94                    $247.54        $154.31      $150.44
FYE  12/94                    $265.21        $156.60      $149.97
FYE   1/95                    $238.69        $160.66      $150.26
FYE   2/95                    $244.58        $166.92      $168.25
FYE   3/95                    $262.27        $171.85      $177.72
FYE   4/95                    $285.84        $176.91      $202.46
FYE   5/95                    $309.41        $183.98      $207.82
FYE   6/95                    $300.57        $188.25      $215.26
FYE   7/95                    $297.63        $194.50      $228.35
FYE   8/95                    $324.15        $194.98      $271.78
FYE   9/95                    $306.47        $203.21      $260.59
FYE  10/95                    $291.73        $202.49      $251.36
FYE  11/95                    $265.21        $211.38      $276.74
FYE  12/95                    $309.41        $215.45      $284.47

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Mr. Roger O. Walther, Chairman of the Compensation Committee, L. Martin Gibbs, Esq., Mr. Barrant V. Merrill, and Mr. James F. Joy, none of whom are currently officers or employees of the Company. The Compensation Committee is responsible for setting and administering the Company's policies governing senior executive compensation, subject to approval by the Board of the Directors of the Company. Additionally, Messrs. Walther, Merrill and Joy represent a majority of the trustees for the Company's Employee Benefit Plans, including its Employee Stock Ownership Plan ("ESOP"), its 1985 Employee Stock Option Plan, and its 1992 Employee Stock Purchase Plan. The Compensation Committee evaluates the performance of the senior executives and determines compensation policies, programs, and levels for the senior executive officers. The full Board of Directors reviews the Compensation Committee's recommendations regarding the compensation of executive officers.

COMPENSATION PHILOSOPHY

  The Compensation Committee's compensation philosophy is based upon the belief that executive compensation should strongly reflect the achievement of results as measured by key indicators of Company performance, including both short term and longer term. The Compensation Committee has developed executive compensation programs designed to incentivize and reward executives for their contribution to Company performance that creates value for stockholders. The Company has adopted an Executive Bonus Pool Program that ties annual cash bonus awards to the Company's annual earnings.

  Since May 1992, the Company's executives also have participated in a long-term incentive program under which Performance-Based Contingent Stock Options are directly linked to significant, targeted increases in the Company's tangible book value per share.

  The Compensation Committee believes that earnings growth and increases in tangible book value per share are the primary determinants in creating value for stockholders over time.

  The Company's executive compensation is based upon the following goals and policies:

  . A significant portion of executive compensation should be incentive compensation that is directly linked to the Company's annual performance.

  . Incentive compensation should be based on measures of Company performance that are most meaningfully related to the creation of value for stockholders, specifically the level of earnings and tangible book value per share, over time.

  . Compensation programs should support the long term strategic goals and objectives of the Company.

  . Compensation programs should incentivize and reward individuals for outstanding contributions to the Company's success.

  . Short-term and long-term compensation play a critical role in attracting, retaining and motivating well qualified, performance-orientated executives who function as a team.

  In addition, the Compensation Committee believes that executive compensation is intended to reward the Company's senior executives for continuing efforts to build a high-quality, customer driven, stable banking institution. Since the founding of the Company in 1985, First Republic Thrift & Loan has become the largest thrift and loan institution in the State of California. Over the past five years, and during recent difficult and recessionary economic conditions, the Company has grown substantially while maintaining asset-quality and capital strength levels that exceed industry standards.

  The Company's earnings for 1995 were adversely affected by the continuing recession in California, the lingering effects of the 1994 Northridge earthquake on the Company's multifamily loan portfolio in Los Angeles and the delayed effects of rapidly rising interest rates which occurred in 1994. The earthquake had a substantial adverse effect on the Company's 1995 earnings, resulting in lost interest on affected loans and direct costs of nearly $8 million, both of which reduced pretax earnings. As a result, pretax earnings fell below the minimum threshold of $11 million and no executive bonus compensation was earned for 1995. Without the direct effects of this earthquake, net income would have been approximately $7.3 million and executive bonus compensation earned under the Company's Executive Bonus Pool Program for 1995 would have been approximately $580,000.

  In 1995, in spite of the challenges it faced, the Company achieved the following results:

  . Total assets increased to over $1.9 billion at year-end.

  . Tangible book value per share increased by $0.36 during the year to $14.76 at December 31, 1995. This level represents a 91% increase achieved over the past five years or a compounded annual growth rate of 13.9% after taxes.

  . The Company expanded its customer deposits by approximately 20%, successfully expanding its deposit products and branch locations.

  . The Company's full service subsidiary in Nevada, First Republic Savings
    Bank, continued to be highly successful and profitable.

  . Assets per full-time employee at year end 1995 were $12.6 million, a 6% improvement over year end 1994.

  . Nonaccruing loans and REO at December 31, 1995 had declined 9% from mid-year levels and nearly 50% of the remaining nonaccruing loans and REO were loans on assets which had been adversely affected by the earthquake. Year end nonperforming assets were 2.46% of total assets.

  . General and administrative expenses, as a percentage of assets, declined over 16% in 1995 to 1.07%.

  The Compensation Committee believes that since inception, the Company has relied heavily on a team of highly-motivated senior executives to produce results. The Compensation Committee further believes that the Company's emphasis on high quality customer service, cost-efficient operations, combined with capital strength and prudent risk management will continue to require significant efforts by its senior executives, and that those efforts are a major contributing factor to the Company's success. The results produced by the senior executives have been achieved during a period of significant uncertainty and risk in the savings and loan and banking industries and recent difficult and recessionary economic conditions and natural disasters in the Company's California markets. The Company's compensation policies are intended to encourage superior efforts by its executives.

  The Company's executive compensation consists primarily of three components, which taken together are intended to implement the Compensation Committee's overall compensation philosophy.

BASE SALARY

  Base salaries for executives are reviewed by the Compensation Committee on an annual basis. There has been no increase in base salary for any of the executive officers named in the Summary Compensation Table, including the President and Chief Executive Officer (the "President and CEO"), for 1996. The Compensation Committee approved an increase in base salary of 10% for 1994 for such executive officers, representing a cost of living adjustment for the effects of inflation since the last prior increase effective for 1991.

  The determination that no increase in base salary would be made in 1996 over the base salary levels established for 1995 and 1994 reflects the Compensation Committee's belief that incentive compensation directly tied to Company performance should continue to constitute a significant portion of each executive's total compensation (approximately 43% during 1994 and 54% during 1993).

  Base salaries for the executive officers named in the Summary Compensation Table, including the President and CEO, have been established at levels that are competitive with salaries for executives performing similar duties for banking and thrift institutions of comparable size. For the purpose of establishing these levels, the Compensation Committee has compared the Company to a self-selected group of companies with generally similar characteristics. The comparison group is subject to change as the Company or its competitors change their focus, merge or are acquired, or as new competitors emerge.

THE EXECUTIVE BONUS POOL PROGRAM-TIED TO EARNINGS

  The Executive Bonus Pool Program was designed in 1990 to reflect the Compensation Committee's belief that maximizing earnings contributes significantly to stockholder value. Accordingly, the plan is funded from a pre-set portion of the Company's earnings before taxes and bonuses adjusted for loan loss experience. The bonus payments are based upon earnings and all actual loan losses directly reduce the amount of the bonuses, thereby creating a very direct incentive for senior executives to work to maintain asset quality. The pool has been set at 5% of pre-tax, pre-bonus earnings after all loan losses and reserves. Individual bonus payments for senior executives are based upon relative base salary levels. Also under the bonus program, in effect since 1990, no bonus is paid unless pre-tax, pre-bonus earnings exceed a specified minimum threshold. Such threshold has been increased annually.

  The threshold earnings level has been established prior to the beginning of each fiscal year. In 1993, the threshold earnings level was increased to $7,500,000 and the total amount of the bonus pool was limited to $900,000, which was less than the aggregate bonus amount paid for 1992 and was less than the amount that would have been paid under the formula in 1993. For 1994, the threshold earnings level was increased 20% to $9,000,000 and the 1993 bonus limit was removed. For 1995, the threshold earnings level was further increased 11% to $10,000,000.

  In 1995, the Company's pretax earnings were below the minimum threshold level, primarily due to the lingering effects of the Northridge earthquake and the delayed effects of the rapid rise in interest rates which occurred in 1994 but adversely impacted the Company's net interest income in 1994. Therefore, no amounts were earned under the Executive Bonus Pool Program and no cash compensation other than base salary was paid to the executive officers named in the Summary Compensation Table.

  In the fall of 1995, the Compensation Committee engaged the independent consulting firm of Deloitte & Touche to review the Company's Executive Bonus Pool Program in comparison to peer group companies. Following this review, Deloitte & Touche recommended modifications to the Company's program.

  As a result of these recommendations, the Compensation Committee has recommended and the Board of Directors has adopted certain changes to the Executive Bonus Pool Program for 1996 and future years. The pool will be retained as 5% of pre-tax, pre-bonus earnings; however, the minimum threshold has been eliminated, allowing for the payment of some bonus at various levels of results. Additionally, the pool has been divided into three independently measured components. For 1996, 65% of the bonus pool is based on pretax earnings, 20% is based on meeting an asset quality standard and 15% is based on a subjective assessment to be determined by the Board. If nonperforming loans and REO exceed 2.50% of total assets or $50 million on average for each 1995 quarter-end, the asset quality measures will not be met. If, in the view of the Board, the Company does not achieve the goals, objectives, and standards sufficient to meet the subjective assessment, then up to 15% of the bonus pool will not be earned.

  The Compensation Committee believes that the Company's Executive Bonus Pool Program, including the modifications adopted for 1996 and future years, provides an excellent and direct link between the value created for stockholders and the incentive compensation to be paid to executives.

LONG-TERM INCENTIVES

  Long-term incentive compensation is provided through grants of stock options to the four senior executives and others. This component of compensation is intended to retain and motivate executives to improve long-term results and ultimately tangible book value and stock performance. Stock options have been granted at or above the market price of the Company's Common Stock on the date of grant and will only have value if the Company's stock price increases.

  The four executive officers named in the Summary Compensation Table are eligible to receive stock options under the Company's 1985 Stock Option Plan. Since inception of that plan, an aggregate of 795,697 options have been granted to employees, including 278,486 to the President and CEO and 154,889 to the remaining three named executive officers. Since May 1991, the Company has not awarded any options to such named executive officers under the 1985 Stock Option Plan.

  In 1991, the Company granted non-qualified, ten-year stock options covering 53,045 shares of the Company's common stock to the President and CEO and covering an aggregate of an additional 53,045 shares to the other three named executive officers.

  In May 1992, the Compensation Committee approved the creation of non-qualified, ten-year, Performance-Based Contingent Stock Options (the "1992 Performance-Based Contingent Stock Options") covering an aggregate of 477,405 shares of the Common Stock. Options covering a total of 424,360 shares of the Common Stock were granted on May 7, 1992 to the named executive officers at an exercise price of $14.84 per share, the closing price of the Company's Common Stock on the date of grant, including options on 249,311 shares granted to the President and CEO.

  One of the features of the 1992 Performance-Based Contingent Stock Options was the incentive vesting provision, which operates so that the options may be exercised only to the extent that they have vested. The options vested as to 20% of the underlying shares immediately upon grant, but provide that the vesting will occur as to the remaining 80% of the underlying shares upon the achievement of significant, targeted annual increases in the Company's net tangible book value per share on or before December 31, 1995, or upon the occurrence of certain events prior to May 2002 relating to extraordinary transactions, including a merger or consolidation of the Company, a sale, lease, exchange or other disposition of all or substantially all of the assets of the company, a liquidation or dissolution of the Company, or the acquisition of, or offer for, 25% or more of the Company's issued and outstanding Common Stock by any person or group.

  The starting base for the minimum annual tangible book value per share target increases was the Company's $9.59 tangible book value per share at December 31, 1991. The minimum target amounts increased each year thereafter to $16.35 at December 31, 1995. As a result of the Company achieving an actual tangible book value per share in excess of the targeted amounts at December 31, 1992, 1993, and 1994, 76.9% of the 1992 Performance-Based Contingent Stock Options have vested as of February 15, 1995. Because the final target amount was not achieved by December 31, 1995, 97,943 shares of 1992 Performance-Based Contingent Stock Options granted to the Company's named executive officers remain unvested, subject to the occurrence of certain events discussed above.

  In May 1995, the Company's stockholders approved the 1995 Performance-Based Contingent Stock Option Plan covering 350,000 shares for senior executives and management of the Company for the years 1996 through 1998. The 1995 Performance-Based Contingent Stock Options are designed to continue the long-term, performance-based incentives to the Company's senior executives and other key members of management which was initiated with the 1992 Performance-Based Contingent Stock Options.

  The 1995 Performance-Based Contingent Stock Options vested as to 20% of the underlying shares upon grant, but will only vest as to the remaining 80% of the underlying shares upon the achievement of significant, targeted annual increases in the Company's net tangible book value per share on or before December 31, 1998, or upon the occurrence of certain events relating to extraordinary transactions, including a merger or consolidation of the Company, a sale, lease, exchange or other disposition of all or substantially all of the assets of the company, a liquidation or dissolution of the Company, or the acquisition of, or offer for, 25% or more of the Company's issued and outstanding Common Stock by any person or group. The 1995 Performance-Based Contingent Stock Options were granted on December 31, 1995 with an exercise price of $13.125, the closing price of the Company's stock on December 29, 1995, the last business day of the year. Vesting of 80% of the options granted under the 1995 Plan would be contingent upon the future achievement of a minimum 11% per annum, after tax growth in tangible book value per share for each of the years ending December 31, 1996, 1997 and 1998. Each of the target amounts is subject to adjustment to eliminate the dilutive effect to book value per share that would result from the conversion of the Company's 7 1/4% Debentures. If the target amount is achieved or surpassed, contingent option shares vest at a pro-rata amount based upon the percentage increase achieved toward the final target amount.

  In order for the Company's management to achieve complete vesting under the 1995 Performance-Based Contingent Stock Options, the Company's tangible book value per share must increase at least 36.7% over the next three years. Any 1995 Performance-Based Contingent Stock Options shares that have not vested in a prior year may vest in a subsequent year if the cumulative targeted amount for that subsequent year, through year-end 1998, is achieved or surpassed. If the final target amount is not achieved by December 31, 1998, then any shares that have not vested in 1996 or 1997 will remain unvested, unless one of the above-described extraordinary events occurs prior to the date of option expiration.

  As of December 31, 1995, the Compensation Committee had allocated the 350,000 shares of 1995 Performance-Based Contingent Stock Options available for grant as follows: James H. Herbert, II-170,000 shares; Katherine August-deWilde-75,000 shares; Willis H. Newton, Jr.-45,000 shares; Linda G. Moulds-25,000 shares; other key members of management-27,500 shares; and 7,500 shares reserved for future allocation.

  The Company's Performance-Based Contingent Stock Options Programs are designed to create an incentive for the senior executives to produce substantial growth in the Company's tangible book value per share. The Compensation Committee believes that because tangible book value per share is a key determinant of stockholder value in financial institution valuations, this Contingent Stock Options program creates an extremely strong correlation between results for stockholders and executive compensation because the executives' reward depends directly upon both growth in book value per share and growth in share price. The targeted growth rates of tangible book value per share compare very favorably with recent results for banks generally and with California thrift institutions in particular. In addition, by providing for more rapid vesting if results can be achieved sooner than the targeted goals, both executives and stockholders could receive value on an accelerated basis.

  All employees of the Company who have been employed by the Company for more than six months, including each of the four executive officers named in the Summary Compensation Table, participate in the Company's Employee Stock Ownership Plan (the "ESOP") and are eligible to participate in the Company's 401(k) Plan. Under the ESOP, employees are allocated shares of the Company's Common Stock each year, in a pro-rata amount based upon the ratio of the employees' salary to the aggregate amount of salaries paid by the Company to all employees in that year. The number of shares that were allocated in 1995 to the four executive officers named in the Summary Compensation Table were computed in accordance with Federal regulations that govern the ESOP and the 401(k) Plan. Such regulations establish an annual limit of $30,000 on the sum of the cost of ESOP shares allocated, the amount of any voluntary employee deferred compensation contributed to the 401(k) Plan and the amount of the Company match under the 401(k) Plan. Shares earned under the ESOP vest over a five-year period. The Compensation Committee believes that participation by the named executive officers in the ESOP provides additional long-term incentive for the creation of stockholder value.

  In October 1995, the non-management directors of First Republic, upon recommendation by the Board's Compensation Committee, unanimously approved the adoption of a split dollar life insurance plan (the "insurance plan") for certain key members of management, including each of the four executives named in the Summary Compensation Table. Under the insurance plan, the Company will pay life insurance premiums for selected employees and retain the cash value of the insurance policy as collateral. Each employee will receive the benefit of having an insurance policy in place and will pay income tax each year on a portion of the premium for this insurance. The Company expects that in April 1996 employees will complete the application process for the insurance policies and the Company will commence payments in April 1996. There were no benefits under the insurance plan paid by the Company or received by any employee during 1995. The Company believes that the long-term benefits provided by the insurance plan will assist in the attraction and retention of highly qualified management personnel.

TOTAL COMPENSATION

  For each of the executive officers named in the Summary Compensation Table, including the President and CEO, 39% of the total cash compensation on average for the past three years was paid under the Executive Bonus Pool Program and is therefore directly tied to the Company's performance. The Compensation Committee believes that, together with the potential future value of all of their stock options, a very significant portion of each of the named executive officers' compensation, including the President and CEO's compensation, is from incentive based compensation plans which the Compensation Committee believes are linked directly to stockholder value creation.

March 29, 1996

                            COMPENSATION COMMITTEE

                    Roger O. Walther         Barrant V. Merrill
                    L. Martin Gibbs          James F. Joy

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

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As noted above, the Company's Compensation Committee consists of Mr. Walther, Mr. Gibbs, Mr. Joy, and Mr. Merrill. Since inception of the Company in 1985, Mr. Walther has served as Chairman of the Board of Directors of the Company (for purposes of this disclosure, Mr. Walther has not been an executive officer of the Company). Additionally, Mr. Walther serves on the Compensation Committee of Charles Schwab Corp. and Mr. Joy serves on the Compensation Committee of Sylvania Lighting International. Mr. Gibbs is a partner in the law firm of Rogers & Wells, counsel to the Company.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by First Republic not later than December 28, 1996. Any such proposal should be communicated in writing to the Secretary of First Republic at the address set forth on the first page of this Proxy Statement.

                                 OTHER MATTERS

  The Board of Directors is not aware of any matter that may properly be presented for action at the Meeting other than the matters set forth in the accompanying Notice of Annual Meeting. Should any business not specified in the accompanying Notice of Annual Meeting of Stockholders properly come before the Meeting, the persons voting the proxies solicited by Management will vote thereon in accordance with their best judgment.

  A COPY OF THE COMPANY'S FORM 10-K (FILED WITH THE SECURITIES AND EXCHANGE COMMISSION) IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE CHIEF FINANCIAL OFFICER, WILLIS H. NEWTON, JR., AT FIRST REPUBLIC BANCORP INC., 388 MARKET STREET, SAN FRANCISCO, CALIFORNIA 94111, TELEPHONE NO. (415) 392-1400.

                                       By Order of the Board of Directors

                                       /s/ James H. Herbert, II

                                       James H. Herbert, II, President

San Francisco, California

April 26, 1996

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                                      LOGO

                           Printed on Recycled Paper
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- --------------------------------------------------------------------------------
PROXY

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

                          FIRST REPUBLIC BANCORP INC.

                    FOR 1996 ANNUAL MEETING OF STOCKHOLDERS

  The undersigned stockholder of First Republic Bancorp Inc. (the "Company") hereby constitutes and appoints Roger O. Walther, James H. Herbert, II and Katherine August-deWilde, and each of them, with full power of substitution, attorneys and proxies of the undersigned to attend and act for the undersigned at the 1996 Annual Meeting of Stockholders of the Company to be held on May 30, 1996, at 10:00 AM Pacific Time, at The Bankers Club, 555 California Street, 52nd Floor, San Francisco, CA 94104 and at any adjournments or postponements thereof, and to represent and vote as designated below all of the shares of Common Stock of the Company that the undersigned would be entitled to vote with respect to the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.


      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE REVERSE SIDE)